Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the First Quarter Ended March 31, 2023

HOUSTON, May 9, 2023 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended March 31, 2023.

First quarter 2023 Highlights

  Net income, as defined below, of $12.0 thousand, or $0.00 per diluted share.
  Adjusted net income, as defined below, of $2.4 million, or $0.14 per diluted share.
  Adjusted EBITDA, as defined below, of $21.4 million, representing an approximate 16% sequential improvement from the fourth quarter of 2022.
  Adjusted net debt, as defined below, of $193.9 million.
  19.4 average rigs working during the quarter.
  Fully burdened margin per day of $15,665 representing an approximate 8% sequential improvement from the fourth quarter of 2022.

In the first quarter of 2023, the Company reported revenues of $63.8 million, net income of $12.0 thousand, or $0.00 per diluted share, adjusted net income (defined below) of $2.4 million, or $0.14 per diluted share, and adjusted EBITDA (defined below) of $21.4 million. These results compare to revenues of $35.0 million, a net loss of $58.8 million, or $5.20 per diluted share, adjusted net loss of $11.1 million, or $0.98 per share, and adjusted EBITDA of $3.6 million in the first quarter of 2022, and revenues of $60.3 million, net income of $3.5 million, or $0.20 per diluted share, adjusted net loss of $0.1 million, or $0.01 per share, and adjusted EBITDA of $18.5 million in the fourth quarter of 2022.

Chief Executive Officer Anthony Gallegos commented, "First quarter 2023 proved to be another record quarter for ICD from an earnings, EBITDA, revenue per day and margin per day perspective. The first quarter was also pivotal for ICD from a strategic capital allocation perspective. Our 21st rig was completed during the quarter and commenced operations in early April in the Permian Basin. As this will be our last rig reactivation until market conditions improve, progress towards our free cash flow and net debt reduction targets has accelerated. In fact, we improved our net working capital position by $11.7 million during the first quarter and since the end of the first quarter, we have already repaid $3 million of outstanding debt and expect this trend to continue as we plan to utilize free cash flow to reduce overall net debt.

Looking forward, overall demand for pad optimal super spec rigs remains strong. Our plan to transition rigs from the natural gas-directed Haynesville market to customers in the oil-directed Permian market is underway. Our expectations are that these relocations and redeployments will occur over the second and third quarters of 2023. Today, we have two rigs that have already relocated and recommenced operations, and we have three additional rigs that have physically relocated and for which we are evaluating contracting opportunities for late-May to mid-June deployments. For our rigs remaining in the Haynesville, we successfully extended contracts expiring during the first and early second quarters for two rigs, with our other rigs operating under contract terms that extend beyond the second quarter. Depending upon interplay between the Haynesville and Permian markets later this year and overall market demand, any of these rigs could be candidates to relocate to the Permian Basin. Overall, while these rig relocations take place, we expect our average rigs earning revenue during the second quarter of 2023 will decline to approximately 17 to 18 rigs while our reported margin per day will remain consistent with first quarter levels, excluding transition costs."

Quarterly Operational Results

In the first quarter of 2023, operating days increased sequentially by 2% compared to the fourth quarter of 2022. The Company's marketed fleet operated at 75% utilization and recorded 1,744 revenue days, compared to 1,463 revenue days in the first quarter of 2022, and 1,704 revenue days in the fourth quarter of 2022.

Operating revenues in the first quarter of 2023 totaled $63.8 million, compared to $35.0 million in the first quarter of 2022 and $60.3 million in the fourth quarter of 2022. Revenue per day in the first quarter of 2023 was $34,870, compared to $21,823 in the first quarter of 2022 and $32,778 in the fourth quarter of 2022. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals.

Operating costs in the first quarter of 2023 totaled $37.5 million, compared to $27.2 million in the first quarter of 2022 and $36.0 million in the fourth quarter of 2022. Fully burdened operating costs were $19,205 per day in the first quarter of 2023, compared to $16,069 in the first quarter of 2022 and $18,261 in the fourth quarter of 2022. Sequential increases in operating costs per day were driven primarily by increased repair and maintenance costs.

Fully burdened rig operating margins in the first quarter of 2023 were $15,665 per day, compared to $5,754 per day in the first quarter of 2022 and $14,517 per day in the fourth quarter of 2022. The Company currently expects per day operating margins in the second quarter of 2023 to remain consistent with first quarter levels, excluding transition costs associated with the relocation of rigs from the Haynesville to the Permian Basin. Transition costs incurred during the first quarter of 2023 were $0.6 million.

Selling, general and administrative expenses in the first quarter of 2023 were $6.7 million (including $1.8 million of non-cash compensation), compared to $5.2 million (including $1.0 million of non-cash compensation) in the first quarter of 2022 and $7.7 million (including $1.9 million of non-cash compensation) in the fourth quarter of 2022. Cash selling, general and administrative expenses decreased sequentially during the quarter due to lower incentive compensation expense and lower new hire costs. Stock-based incentive compensation expense increased marginally due to awards granted in the first quarter of 2023.

During the first quarter of 2023, the Company recorded interest expense of $8.7 million, including $2.4 million relating to non-cash amortization of debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net income (loss). The Company elected to pay in-kind on March 31, 2023 $11.6 million interest under its Convertible Notes.

Drilling Operations Update

The Company exited the first quarter with 19 rigs operating, with our 21st rig commencing operations in early April 2023. Overall, the Company's operating rig count averaged 19.4 rigs during the quarter. The Company's backlog of drilling contracts with original terms of six months or longer is $56.3 million. This backlog excludes rigs operating on short term pad-to-pad drilling contracts with original terms of less than six months. All of this backlog is expected to be realized in 2023.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the first quarter of 2023, net of asset sales and recoveries, were $18.1 million. This included $16.2 million associated with prior period deliveries.

The Company had net working capital of $11.4 million, representing a $11.7 million improvement from December 31, 2022.

As of March 31, 2023, the Company had cash on hand of $6.7 million and a revolving line of credit with availability of $15.4 million. The Company reported adjusted net debt as of March 31, 2023 of $193.9 million, consisting of the full amount of the outstanding Convertible Notes and outstanding borrowings under the Company's revolving line of credit.

Conference Call Details

A conference call for investors will be held today, May 9, 2023, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's first quarter 2023 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 4286553. The replay will be available until May 16, 2023.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$6,715	$5,326
Accounts receivable, net of allowance for credit losses of $31 and zero, respectively	41,838	39,775
Inventories	1,543	1,508
Assets held for sale	—	325
Prepaid expenses and other current assets	3,871	4,736
Total current assets	53,967	51,670
Property, plant and equipment, net	378,703	376,084
Other long-term assets, net	2,389	1,960
Total assets	$435,059	$429,714
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$2,071	$2,485
Accounts payable	26,954	31,946
Accrued liabilities	13,549	17,608
Total current liabilities	42,574	52,039
Long-term debt (2)	163,901	143,223
Deferred income taxes, net	12,253	12,266
Other long-term liabilities	652	7,474
Total liabilities	219,380	215,002
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 14,147,486 and 13,698,851 shares issued, respectively, and 14,062,394 and 13,613,759 shares outstanding, respectively	141	136
Additional paid-in capital	618,556	617,606
Accumulated deficit	(399,085)	(399,097)
Treasury stock, at cost, 85,092 shares and 85,092 shares, respectively	(3,933)	(3,933)
Total stockholders' equity	215,679	214,712
Total liabilities and stockholders' equity	$435,059	$429,714
____________
(1)	As of March 31, 2023 and December 31, 2022, current portion of long-term debt includes $2.1 million and $2.5 million, respectively, of finance lease obligations.

(2)	As of March 31, 2023 and December 31, 2022, long-term debt includes $1.3 million and $1.6 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022

Revenues	$63,756	$34,991	$60,259
Costs and expenses
Operating costs	37,460	27,165	35,950
Selling, general and administrative	6,727	5,228	7,714
Depreciation and amortization	10,854	9,751	10,724
Asset impairment	—	—	350
(Gain) loss on disposition of assets, net	(14)	(516)	469
Total costs and expenses	55,027	41,628	55,207
Operating income (loss)	8,729	(6,637)	5,052
Interest expense	(8,719)	(4,675)	(8,570)
Loss on extinguishment of debt	—	(46,347)	—
Change in fair value of embedded derivative liability	—	(1,857)	—
Income (loss) before income taxes	10	(59,516)	(3,518)
Income tax benefit	(2)	(720)	(6,979)
Net income (loss)	$12	$(58,796)	$3,461

Income (loss) per share:
Basic	$0.00	$(5.20)	$0.25
Diluted	$0.00	$(5.20)	$0.20
Weighted average number of common shares outstanding:
Basic	13,865	11,303	13,617
Diluted	13,881	11,303	51,880

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$12	$(58,796)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	10,854	9,751
Stock-based compensation	1,672	731
Gain on disposition of assets, net	(14)	(516)
Non-cash interest expense	11,619	3,193
Non-cash loss on extinguishment of debt	—	46,347
Amortization of deferred financing costs	27	250
Amortization of Convertible Notes issuance costs and debt discount	2,378	370
Change in fair value of embedded derivative liability	—	1,857
Deferred income taxes	(13)	(727)
Credit loss expense	31	60
Changes in operating assets and liabilities
Accounts receivable	(2,094)	(2,079)
Inventories	(35)	(130)
Prepaid expenses and other assets	324	386
Accounts payable and accrued liabilities	(11,203)	(2,358)
Net cash provided by (used in) operating activities	13,558	(1,661)
Cash flows from investing activities
Purchases of property, plant and equipment	(18,835)	(6,279)
Proceeds from the sale of assets	748	589
Net cash used in investing activities	(18,087)	(5,690)
Cash flows from financing activities
Proceeds from issuance of convertible debt	—	157,500
Repayments under Term Loan Facility	—	(139,076)
Borrowings under Revolving ABL Credit Facility	11,321	1,500
Repayments under Revolving ABL Credit Facility	(4,334)	(2)
Payment of merger consideration	—	(2,902)
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	(34)	3,360
Taxes paid for vesting of RSUs	(385)	(32)
Convertible debt issuance costs	—	(6,601)
Payments for finance lease obligations	(650)	(1,194)
Net cash provided by financing activities	5,918	12,553
Net increase in cash and cash equivalents	1,389	5,202
Cash and cash equivalents
Beginning of period	5,326	4,140
End of period	$6,715	$9,342

	Three Months Ended March 31,
	2023	2022

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$419	$4,262
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$(5,091)	$(701)
Additions to property, plant and equipment through finance leases	$51	$604
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$—	$(7)
Initial embedded derivative liability upon issuance of Convertible Notes	$—	$75,733
Shares issued for structuring fee	$—	$9,163

The following table provides various financial and operational data for the Company's operations for the three months ended March 31, 2023 and 2022 and December 31, 2022. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022

Number of marketed rigs end of period (1)	26	24	26
Rig operating days (2)	1,744	1,463	1,704
Average number of operating rigs (3)	19.4	16.3	18.5
Rig utilization (4)	75%	68%	71%
Average revenue per operating day (5)	$34,870	$21,823	$32,778
Average cost per operating day (6)	$19,205	$16,069	$18,261
Average rig margin per operating day	$15,665	$5,754	$14,517
__________________
(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)	Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $3.0 million, $3.1 million and $4.4 million during the three months ended March 31, 2023 and 2022, and December 31, 2022, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $3.0 million, $3.1 million and $4.4 million during the three months ended March 31, 2023 and 2022, and December 31, 2022, respectively; (ii) overhead costs of $0.4 million, $0.6 million and $0.4 million during the three months ended March 31, 2023 and 2022, and December 31, 2022, respectively; and (iii) rig decommissioning and transition costs of $0.6 million during the three months ended March 31, 2023.  There were no rig decommissioning and transition costs for the three months ended March 31, 2022 and December 31, 2022.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net debt" as long-term notes (excluding long-term capital leases) less cash. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	March 31, 2023
Convertible Notes	$181,785
Revolving ABL Credit Facility	18,798
Less: Cash	(6,715)
Adjusted net debt	$193,868

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	March 31, 2023
Adjusted net debt	$193,868
Add back:
Cash	6,715
Long-term portion of finance lease obligations	1,293
Less:
Debt discount, net of amortization	(31,107)
Deferred issuance costs, net of amortization	(6,868)
Total reported long-term debt	$163,901

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	(Unaudited)
	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
	Amount	Amount	Amount
(in thousands)
Net income (loss)	$12	$(58,796)	$3,461
Add back:
Asset impairment (1)	—	—	350
(Gain) loss on disposition of assets, net (2)	(14)	(516)	469
Amortization of debt discount - Convertible Notes	1,798	—	1,855
Amortization of issuance costs - Convertible Notes	580	—	551
Loss on extinguishment of debt (3)	—	46,347	—
Change in fair value of embedded derivative liability (4)	—	1,857	—
Non-cash income tax benefit related to deductibility of Convertible Note interest (5)	—	—	(6,773)
Adjusted net income (loss) - Basic	$2,376	$(11,108)	$(87)
Add back dilutive effect of:
After-tax interest expense of Convertible Notes	4,622	—	—
Adjusted net income (loss) - Diluted	$6,998	$(11,108)	$(87)

Adjusted net income (loss) per share - Basic	$0.17	$(0.98)	$(0.01)
Adjusted net income (loss) per share - Diluted	$0.14	$(0.98)	$(0.01)

Weighted average number of common shares outstanding - Basic	13,865	11,303	13,617
Weighted average number of common shares outstanding - Diluted	51,642	11,303	13,617

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:

	(Unaudited)
	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
(in thousands)
Net income (loss)	$12	$(58,796)	$3,461
Add back:
Income tax benefit	(2)	(720)	(6,979)
Interest expense	8,719	4,675	8,570
Depreciation and amortization	10,854	9,751	10,724
Asset impairment (1)	—	—	350
EBITDA	19,583	(45,090)	16,126
(Gain) loss on disposition of assets, net (2)	(14)	(516)	469
Stock-based and deferred compensation cost	1,838	977	1,890
Loss on extinguishment of debt (3)	—	46,347	—
Change in fair value of embedded derivative liability (4)	—	1,857	—
Adjusted EBITDA	$21,407	$3,575	$18,485
_______________
(1)

During the fourth quarter of 2022, we impaired $0.4 million of drilling equipment that was designated held for sale.  We impaired the drilling equipment to fair market value less cost to sell, recorded asset impairment expense of $0.4 million and recorded $0.3 million of assets held for sale.

(2)	Gain or loss on disposition of assets, net represents recognition of the sale or disposition of miscellaneous drilling equipment in each respective period.

(3)

Loss on extinguishment of debt in the first quarter of 2022 related to unamortized debt issuance costs on our prior term loan facility, non-cash structuring fees settled in shares to the affiliates of our prior term loan facility and the fair value of the embedded derivatives attributable to the affiliates of our prior term loan facility in the first quarter of 2022.

(4)	During the first quarter of 2022, we recorded the change in fair value of embedded derivative liability between the issuance date of the Convertible Notes, March 18, 2022, and March 31, 2022.

(5)	During the fourth quarter of 2022, the Company recorded non-cash income tax benefit related to the determination of deductibility of the Convertible Note interest.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211